Exhibit 99.1

AGREEMENT TO FILE JOINT SCHEDULE 13D

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby consent to the joint filing on their behalf of a single Schedule 13D and any amendments thereto, with respect to the beneficial ownership by each of the undersigned of shares of the common stock of Venaxis, Inc., a Colorado corporation.  The undersigned hereby further agree that this statement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

Dated: November 8, 2016	/s/ Barry Honig
Barry Honig

Dated: November 8, 2016		GRQ CONSULTANTS, INC. 401K

	By:	/s/ Barry Honig
Barry Honig Trustee
Dated: November 8, 2016		GRQ CONSULTANTS, INC. ROTH 401K
FBO BARRY HONIG
	By:	/s/ Barry Honig
Barry Honig Trustee